Exhibit 99.1

Contact: Grant Fitzwilliam, CFO - (305) 375-8005 or gfitzwilliam@answerthink.com

Answerthink Announces Preliminary Third Quarter Results

•	Revenues and Pro-forma EPS in line with guidance.

Miami, FL – November 1, 2006 – Answerthink, Inc. (Nasdaq: ANSR), a strategic business advisory and technology consulting firm, today announced its preliminary financial results for the third quarter, which ended September 29, 2006, and said it will likely delay the filing of its Quarterly Report on Form 10-Q, which is due on November 8, 2006, pending the results of an internal investigation, described below, into the misappropriation of funds transferred to an agent to disburse payroll, payroll taxes and vendor payments in the United Kingdom. The following results of operations exclude any impact related to the outcome of the ongoing investigation described below and the completion of the required quarterly review procedures by the Company’s independent public accountants, BDO Seidman, LLP. These preliminary results may differ materially from results that the Company reports when it files its Quarterly Report on Form 10-Q for the quarter ended September 29, 2006.

Third quarter revenue was $43.6 million, a 9% increase from the same period in 2005. Diluted earnings per share were $0.01 compared to $0.05 per share in the third quarter of 2005. Pro forma diluted earnings per share were $0.03, compared to $0.05 in the third quarter of 2005. Pro forma information is provided to enhance the understanding of the Company’s financial performance and is reconciled to the Company’s GAAP information in the accompanying tables.

For the first nine months of 2006, revenues were $142.4 million, a 20% increase from the first nine months of 2005. Diluted loss per share was $0.07, compared to diluted earnings of $0.04 for the same period in the previous year. The 2006 and 2005 results include restructuring costs of $0.14 and $0.03 per diluted share, respectively, related primarily to an increase in previously established restructuring reserves for the consolidation of facilities. Pro forma diluted earnings per share were $0.12, compared to $0.09 in the same period of the previous year.

The Company’s cash balances, including restricted cash and marketable investments, were $21.1 million at the end of the third quarter of 2006. During the quarter, the Company spent $1.7 million to repurchase 623,500 shares of the Company’s common stock. As of the end of the third quarter of 2006, $6.1 million remained available under the Company’s share repurchase program authorization.

“Notwithstanding the recent events involving our United Kingdom operations, we continue to make progress to transform our business model around our unique best practice intellectual capital”, said Ted A. Fernandez, Chairman and CEO of Answerthink.

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“This was most evident in the strong growth in revenue and annualized contract value we reported in our membership advisory business which has been our strategic emphasis throughout 2006.”

Based on the current economic outlook, the Company estimates total revenues for the fourth quarter of 2006 to be in the range of $39 million to $41 million. The Company also estimates pro forma diluted earnings per share to be in the range of $0.00 to $0.02. Those projections exclude the Lawson business applications implementation practice operations post October 30, 2006 as well as any charges incurred as a result of the ongoing UK investigation. On October 30, 2006, the Company completed the transfer of the majority of its Lawson practice employees to Lawson Software Americas, Inc.

Investigation into Matters Pertaining to UK Misappropriation

On or about October 26, 2006, the Company learned of a misappropriation by its former UK disbursement agent which relates to funds earmarked for payroll taxes due to the United Kingdom Inland Revenue. The disbursement agent had been utilized by the Company from early 2003 to January 2006 to make payroll, payroll tax and vendor disbursements in the United Kingdom.

After further investigation, the agent has admitted to the misappropriation of the funds. A suit was commenced against the agent in the United Kingdom on October 27, 2006, and certain assets of the former agent have been frozen. The former disbursement agent has offered to pledge, as security, assets equal to a significant portion of the Company’s claim. We cannot predict the outcome of this suit or whether our efforts to recover the misappropriated funds will be successful, notwithstanding the offer to pledge these assets. The Company has commenced an internal review to assure that the full extent of the misappropriation is confirmed. The Audit Committee will also conduct its own review of this matter, with the assistance of outside professionals.

The Company estimates the total payroll taxes that should have been paid to the UK Inland Revenue and which were remitted to the disbursement agent for payment for the period in question to be approximately $2 million. There can be no assurance that the Company’s actual exposure is limited to these matters or the actual exposure for these tax matters will not increase materially from the estimate provided above or that these amounts will not need to be recorded in prior periods, namely 2003, 2004 and 2005.

The Company indicated that it will likely delay the filing of its Quarterly Report on Form 10-Q for the third quarter, which is due on November 8, 2006, in order to allow for the Audit Committee’s independent review and the Company’s review of these issues to be concluded and for the required quarterly review procedures to be completed by its independent public accountants BDO Seidman. The Company is unable to predict the ultimate outcome of the review, or the timing of its conclusion. The Company will also consider, in consultation with BDO Seidman, and its former independent public accountants prior to August 2005 as to whether any restatement of prior-period financial statements would be required under generally accepted accounting principles with respect to the matters described above. In addition, the Company has commenced a review of the Company’s internal control over financial reporting, including, in particular, its controls over foreign cash disbursements, and whether there has been any material weakness in the Company’s internal controls in 2006 and prior periods.

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The Company expects to incur expenses in the fourth quarter of 2006 as a result of these matters, including increased legal and accounting costs in the quarter and the fees and expenses in connection with the reviews referenced above. At this time, we cannot predict the amount of such expenses. The actual amount of these expenses will have an impact on the Company’s actual fourth quarter results.

Other Highlights

Total Working Capital Research – Hackett-REL announced research findings showing that the top 1,000 U.S. companies liberated $72 billion of cash in 2005 by enhancing the way they collect bills from customers, pay suppliers, and manage inventory. In stark contrast, after several years of consistent improvement, the 1,000 largest companies in Europe have now virtually stalled in their working capital improvement efforts, potentially leaving as much as €500 billion in excess working capital untapped. Findings from these research efforts were featured in CFO Magazine and CFO Europe.

Enterprise Performance Management Research – Hackett Book of Numbers analysis found that executives can more than double their company’s equity market returns and drive higher stock price, larger dividends, and significantly lower operating profit volatility by improving enterprise performance management (EPM) capabilities, including planning, budgeting, forecasting and reporting, to world-class levels. At the same time, Hackett found that typical companies are to a large extent “flying blind” due to poor EPM performance, despite the fact that they spend more than twice as much as world-class companies on planning and performance management processes and operate with more than twice the staff.

Supplier Diversity Research – A Hackett study found that increasing the reliance on women- and minority-owned businesses as suppliers does not cost leading procurement organizations more. In fact, some cutting-edge companies find quite the opposite is true, and are finding ways to use supplier diversity to drive new sources of revenue.

Precimed Go-Live – Answerthink announced that Precimed, Inc. has gone live with EzMed, a mySAP ™ All-in-One solution from Answerthink that is preconfigured with best practices and functionality specifically for growing medical device manufacturers. The solution is being hosted for Precimed by SAP Managed Solutions under a 36-month contract.

Representative Client Engagements

IT Transformation for International Mining Conglomerate – This client selected the Company for an IT benchmarking and transformation engagement designed to establish a template for broader performance management improvements. Hackett will help the client evaluate existing quality management processes, and assist in the development of a balanced scorecard integrating efficiency and effectiveness metrics and also comparisons with other companies. In support of this effort, the client has also become a member of Hackett’s IT Executive Advisory Program to provide continuing and consistent access to performance metrics and detailed information on proven best practices.

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World-Class G&A Program for Global Chemical Company – This company selected the combination of a worldwide G&A benchmark and three years of our membership Enterprise Advisory Program (Finance, IT, Procurement and HR) . The initiative is being driven by a mandate from their new CEO to reduce overhead costs to further profitability, in part to address competition and some commoditization in segments within their markets and to protect margins.

Hyperion Implementation for Multinational Insurance Provider – This client selected the Company for a comprehensive implementation of Hyperion Financial Management, as an upgrade from their existing Hyperion Enterprise system. The new system will improve the company’s consolidated financial reporting processes.

G&A Benchmark & Advisory for Networking Software Company – This client selected the Company to perform a G&A benchmark and develop a high-level future state roadmap for back-office operations. The client also became a member of our Executive Advisory Program in finance, IT, procurement and HR. The client’s goal is to address flat revenue growth by reducing G&A expenses as part of a larger effort to dramatically increasing profit margins.

EzMed mySAP ™ Implementation for Medical Products Distributor – This client purchased our EzMed, a mySAP ™ All-in One solution preconfigured with best practices and functionality specifically for medical device companies. The solution is replacing the client’s custom software application.

Earnings Call & Webcast

At 5:00 P.M. ET on Wednesday, November 1, 2006, the senior management of Answerthink will host a conference call to discuss third quarter earnings results for the period ending September 29, 2006.

The number for the conference call is (888) 324-2912, (Passcode: Third Quarter, Leader: Ted A. Fernandez). For International callers, please dial (210) 234-0003.

Please dial in at least 5-10 minutes prior to start time. If you are unable to participate on the conference call, a rebroadcast will be available beginning at 8:00 P.M. ET on Wednesday, November 1, 2006 and will run through 5:00 P.M. ET on Wednesday, November 15, 2006. To access the rebroadcast, please dial (866) 360-8717. For International callers, please dial (203) 369-0181.

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In addition, Answerthink will also be webcasting this conference call live through the StreetEvents.com service. To participate, simply visit http://www.answerthink.com approximately 10 minutes prior to the start of the call and click on the conference call link provided. An online replay of the call will be available after 8:00 P.M. ET on Wednesday, November 1, 2006 and will run through 5:00 P.M. ET on Wednesday, November 15, 2006. To access the call, visit http://www.answerthink.com or http://www.streetevents.com.

About Answerthink

Answerthink, Inc. (www.answerthink.com) is a leading business and technology consulting firm that enables companies to achieve world-class business performance. By leveraging the comprehensive database of The Hackett Group, Answerthink’s business and technology solutions help clients significantly improve performance and maximize returns on technology investments. Answerthink’s capabilities include benchmarking, business transformation, business applications, business intelligence, and offshore application development and support. Founded in 1997, Answerthink has offices throughout the United States and in Europe and India.

About The Hackett Group

The Hackett Group, a strategic advisory firm, is a global leader in best practice research, benchmarking, and business transformation services that enable world-class performance across selling, general & administrative (SG&A) and supply chain activities. Through the acquisition of REL Consultancy Group, we offer Hackett-REL Total Working Capital services to liberate cash flow from operations. Hackett provides strategic insight, best practice advice and implementation services grounded in performance metrics obtained through 14 years and 3,500 benchmark studies at 2,100 of the world’s leading companies.

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This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause Answerthink’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Factors that impact such forward-looking statements include, among others, the ability of the products, services, or practices mentioned in this release to deliver the desired effect, our ability to effectively integrate acquisitions into our operations, our ability to attract additional business, our ability to effectively market and sell our product offerings and other services, the timing of projects and the potential for contract cancellations by our customers, changes in expectations regarding the information technology industry, our ability to attract and retain skilled employees, possible changes in collections of accounts receivable, risks of competition, price and margin trends, foreign currency fluctuations, changes in general economic conditions and interest rates, the results of our investigation into the misappropriation of funds by our former UK disbursement agent, as well as other risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2005 filed with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Answerthink, Inc.

PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter Ended		Nine Months Ended
	September 29, 2006	September 30, 2005	September 29, 2006	September 30, 2005
Revenues:
Revenues before reimbursements
Reimbursements	$39,006	$36,171	$127,852	$106,789
Total revenues	4,546	3,834	14,527	11,788

	43,552	40,005	142,379	118,577
Costs and expenses:
Cost of service:
Personnel costs before reimbursable expenses	22,646	19,910	73,637	60,712
(includes $269 and $210, and $736 and $473 of stock compensation expense in the quarters and nine months ended September 29, 2006 and September 30, 2005, respectively)
Reimbursable expenses	4,546	3,834	14,527	11,788

Total cost of service	27,192	23,744	88,164	72,500

Selling, general and administrative expenses	15,693	14,314	50,558	43,755
(includes $746 and $695, and $2,500 and $1,717 of stock compensation expense in the quarters and nine months ended September 29, 2006 and September 30, 2005, respectively)
Restructuring costs	—	—	6,313	1,134

Total costs and operating expenses	42,885	38,058	145,035	117,389

Income (loss) from operations	667	1,947	(2,656)	1,188
Other income (expense):
Interest income	116	346	469	930
Interest expense	(21)	(12)	(164)	(52)

Income (loss) before income taxes	762	2,281	(2,351)	2,066
Income taxes	249	174	946	155

Net income (loss)	$513	$2,107	$(3,297)	$1,911

Basic net income (loss) per common share:
Net income (loss) per common share	$0.01	$0.05	$(0.07)	$0.04
Weighted average common shares outstanding	44,884	43,912	44,676	43,379

Diluted net income (loss) per common share (1):
Net income (loss) per common share	$0.01	$0.05	$(0.07)	$0.04
Weighted average common and common equivalent shares outstanding	45,532	44,947	44,676	45,322

Pro forma data: (2)
Income (loss) before income taxes	$762	$2,281	$(2,351)	$2,066
Restructuring costs	—	—	6,313	1,134
Stock compensation expense	1,015	905	3,236	2,190
Amortization of intangible assets	463	375	2,267	1,239

Pro forma income before income taxes	2,240	3,561	9,465	6,629
Pro forma income taxes	896	1,424	3,786	2,651

Pro forma net income	$1,344	$2,137	$5,679	$3,978

Pro forma basic net income per common share	$0.03	$0.05	$0.13	$0.09
Weighted average common shares outstanding	44,884	43,912	44,676	43,379
Pro forma diluted net income per common share	$0.03	$0.05	$0.12	$0.09
Weighted average common and common equivalent shares outstanding	45,532	44,947	46,226	45,322

(1)	Potentially dilutive shares were excluded from the diluted loss per share calculation for the nine months ended September 29, 2006 as their effects would have been anti-dilutive to the loss incurred by the Company. The total number of weighted average common and common equivalent shares outstanding, including any anti-dilutive shares, for the nine months ended September 29, 2006 were 46,226 shares.
(2)	The Company provides pro forma earnings results (which exclude amortization of intangible assets, non-cash compensation and restructuring charges, and include a normalized tax rate) as a complement to results provided in accordance with Generally Accepted Accounting Principles. These non-GAAP results are provided to enhance the users’ overall understanding of the Company’s current financial performance and its prospects for the future. The Company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses that it believes are not indicative of its core operating results. The non-GAAP measures are included to provide investors and management with an alternative method for assessing operating results in a manner that is focused on the performance of ongoing operations and to provide a more consistent basis for comparison between quarters. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. In addition, since the Company has historically reported non-GAAP results to the investment community, it believes the inclusion of non-GAAP numbers provides consistency in its financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States of America.

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Answerthink, Inc.

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 29, 2006	December 30, 2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,468	$18,103
Marketable investments	4,984	9,902
Restricted cash	—	3,657
Accounts receivable and unbilled revenue, net	39,166	41,928
Prepaid expenses and other current assets	2,977	3,273

Total current assets	62,595	76,863

Restricted cash	600	600
Property and equipment, net	5,432	6,304
Other assets	4,540	6,422
Goodwill, net	66,405	61,692

Total assets	$139,572	$151,881

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,620	$6,319
Accrued expenses and other liabilities	29,190	37,751
Loan payable	—	3,657

Total current liabilities	33,810	47,727
Accrued expenses and other liabilities, non-current	4,503	3,272

	38,313	50,999

Shareholders’ equity	101,259	100,882

Total liabilities and shareholders’ equity	$139,572	$151,881

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Answerthink, Inc.

Preliminary Supplemental Financial Data

(unaudited)

	Quarter Ended		Quarter Ended	Yr. on Yr. Change
	September 29, 2006	June 30, 2006	September 30, 2005%
Revenue Breakdown by Group:
(in thousands)

The Hackett Group
Benchmarking (5)	$4,006	$5,127	$5,169	-22%
Membership Advisory Programs (6)	2,969	3,194	1,999	49%
Transformation Advisory (4) (7)	14,303	17,245	9,161	56%

Total The Hackett Group	21,278	25,566	16,329	30%

Best Practice Solutions
Business Applications (8)	11,986	12,780	13,555	-12%
Business Intelligence (9)	10,288	10,650	10,121	2%

Total Best Practice Solutions	22,274	23,430	23,676	-6%

Total revenues	$43,552	$48,996	$40,005	9%

Revenue Concentration:
(% of total revenues)

Top customer	3%	4%	6%
Top 5 customers	12%	16%	20%
Top 10 customers	21%	27%	33%

Key Metrics and Other Financial Data:

The Hackett Group revenue per professional (in thousands)	$341	$387	$383
Membership Advisory - Annualized Contract Value (3)	$12,190	$11,539	$8,614
Best Practice Solutions consultant utilization rate	70%	76%	71%
Best Practice Solutions gross billing rate per hour	$161	$156	$158
Consultant headcount	621	642	601
Total headcount	830	838	780
Days sales outstanding (DSO)	82	80	86
Cash provided by (used in) operating activities (in thousands)	$6,813	$1,433	$(1,363)
Depreciation and amortization (in thousands)	$1,070	$1,458	$1,138

Share Repurchase Program:

Shares purchased since inception (in thousands)	7,158	6,534	6,534
Cost of shares repurchased since inception (in thousands)	$23,867	$22,119	$22,119
Average per share cost of shares purchased since inception	$3.33	$3.39	$3.39
Remaining authorization (in thousands)	$6,133	$7,881	$7,881

(3)	We define “Annualized Contract Value” as of the quarter-end as the aggregate annualized revenue attributed to all agreements in effect on such date, without regard to the remaining duration of any such agreement.
(4)	Transformation Advisory includes revenues for REL of $4.0 million and $6.3 million for the quarters ended September 29, 2006 and June 30, 2006, respectively.
(5)	Comparison of a client’s demand drivers, costs and practices to a peer group in order to empirically identify and define an organization’s ability to improve performance at a process level and to identify and compare business practices utilized and compare to best practices utilized by world-class performers
(6)	Annual or multi-year contract that provides clients with on-demand access to world-class performance metrics and best practices research and advice.
(7)	Strategic consulting support that utilizes Hackett best practice implementation content and tools to enable clients to accelerate transformation to world-class performance.
(8)	Best Practice Implementation of ERP Software. Primarily Oracle and SAP.
(9)	Best Practice Implementation of business performance management solutions. Primarily Hyperion.